AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST ADVANCED STRATEGIES PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and T. Rowe Price Associates, Inc. (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of March 20, 2006, as amended March 15, 2022, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Advanced Strategies Portfolio as follows;

1.Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

T. Rowe price associates, inc.

By: /s/ Terence Baptiste

Name: Terence Baptiste

Title: Vice President

Effective Date as Revised: March 15, 2022

SCHEDULE A

Advanced Series Trust

AST Advanced Strategies Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc. (“T. Rowe Price”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay T. Rowe Price an advisory fee on the net assets managed by T. Rowe Price that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee**
AST Advanced Strategies Portfolio*

Large-Cap Value Strategy:

Portfolio daily net assets up to $100 million:
0.475% of average daily net assets to $50 million;
0.425% of average daily net assets over $50 million to $100 million

When Portfolio average daily net assets exceed $100 million:
0.375% of average daily net assets

When Portfolio average daily net assets exceed $200 million:
0.325% of average daily net assets

When Portfolio average daily net assets exceed $500 million:
0.30% on all assets up to $500 million;
0.275% of average daily net assets over $500 million

When Portfolio average daily net assets exceed $1 billion:
0.275% of average daily net assets

When Portfolio average daily net assets exceed $1.5 billion:
0.25% of average daily net assets

When Portfolio average daily net assets exceed $2.0 billion:
0.245% of average daily net assets

When Portfolio average daily net assets exceed $3 billion:
0.24% of average daily net assets

When Portfolio average daily net assets exceed $4 billion:
0.23% of average daily net assets

When Portfolio average daily net assets exceed $5.5 billion:
0.225% of average daily net assets

When Portfolio average daily net assets exceed $7.5 billion:
0.22% of average daily net assets

Large-Cap Growth Strategy:

Sleeve average daily net assets up to $100 million:

0.50% of average daily net assets to $50 million;

0.40% of average daily net assets over $100 million.

When Sleeve average daily net assets exceed $100 million:

0.40% of average daily net assets to $250 million;

0.375% of average daily net assets over $250 million to $500 million;

0.350% of average daily net assets over $500 million.

When Sleeve average daily net assets exceed $1 billion:

0.30% of average daily net assets to $3 billion;

0.275% of average daily net assets over $3 billion.

* For purposes of calculating the subadvisory fee, the assets of the Portfolio will be aggregated with the US Large-Cap Value Equity Strategy and US Large-Cap Growth Equity assets of all other Prudential entities.

** In the event T. Rowe Price invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: March 15, 2022